[LETTERHEAD OF BEAR STEARNS]





As of January 19, 1999


Mr. Mario Sbarro
Mr. Joseph Sbarro
Mr. Anthony Sbarro
The Trust of Carmela Sbarro
Sbarro Merger LLC

Gentlemen:

We understand that Sbarro Merger LLC and Sbarro, Inc. (the "Company") have entered into an Agreement and Plan of Merger dated as of January 19, 1999, pursuant to which, among other things, all shareholders of the Company, other than the Continuing Shareholders (as defined in the Agreement and Plan of Merger), will receive $28.85 per share in cash (the "Transaction").

You have informed us that the aggregate cash purchase price, together with fees and expenses, will result in a total Transaction cost of approximately $408 million. You have informed us that the Transaction cost will be funded by: (A) approximately $138 million of cash and marketable securities which is expected to be available to the Company at the closing of the Transaction, (B) approximately $300 million of total debt financing, based in all material respects on the terms and conditions set forth in a term sheet delivered by you to the Special Committee of the Company's Board of Directors considering the Transaction (the "Debt Financing"). The Debt Financing shall include either a bank revolving credit facility, which shall have undrawn availability on the closing date of the Transaction, or excess cash to fund the Company's ongoing working capital needs, including capital expenditures.

You have asked Bear, Stearns & Co. Inc. ("Bear Stearns") to act as placement agent and arranger in connection with the Debt Financing.

This letter will confirm that, based upon and subject to (a) the foregoing, (b) the information concerning the Company supplied to us by the Continuing Shareholders and the Company, and (c) current market conditions, Bear Stearns is highly confident as of the date hereof of its ability to place and arrange the Debt Financing, subject to each of the following: (I) the negotiation of definitive language with respect to the terms and conditions of the senior notes included in the Debt Financing as set forth in the term sheet referred to above and the negotiation of other acceptable terms and conditions of the Debt Financing, including, but not limited to, interest rate, price and other covenants; (II) the negotiation of acceptable terms, and the execution of acceptable documentation, related to the Transaction and the Debt Financing;
(III) no material adverse change in the business, prospects, condition (financial or otherwise) or results of operations of the Company; (IV) satisfactory completion of legal due diligence; (V) nothing coming to our

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Sbarro Merger LLC
As of January 19, 1999
Page 2







attention which shall contradict or call into question (A) the information previously provided to us by the Continuing Shareholders or the Company or (B) the results of our financial due diligence investigation; (VI) no material adverse change in market conditions for new issues of high yield debt or syndicated bank loan facilities; (VII) no material adverse change in conditions of the financial and capital markets generally, and (VIII) the Continuing Shareholders' and the Company's full cooperation with respect to the marketing of the Debt Financing. The acceptability of each of the foregoing will be determined in the sole discretion of Bear Stearns' Commitment Committee.

This letter does not constitute a commitment or undertaking on the part of Bear Stearns to provide any part of the Debt Financing described above and does not ensure the successful placement, arrangement or completion of the Debt Financing. Bear Stearns does not and shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company, the Continuing Shareholders or any other person or entity in connection with this letter.

You are hereby authorized to deliver a copy of this letter to the Continuing Shareholders' and the Company's respective affiliates and representatives; provided, however, that in connection with the Transaction and the related Debt Financing, no public reference to Bear Stearns or this letter shall be made by the Continuing Shareholders or the Company or any of its respective representatives or affiliates without our express written consent.

                                            Yours sincerely,

                                            BEAR, STEARNS & CO. INC.


                                            By:   /s/ John T. Kilgallon
                                                 ------------------------------
                                                 John T. Kilgallon
                                                 Senior Managing Director